SEROLOGICALS CORPORATION

Exhibit 99.2

CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands)

	April 2, 2006	January 1, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$43,061	$21,227
Short-term investments	—	17,225
Trade accounts receivable, net	36,048	64,172
Inventories	67,715	59,418
Assets held for sale	22,017	695
Other current assets	13,260	15,103

Total current assets	182,102	177,840

PROPERTY AND EQUIPMENT, NET	66,327	70,015
GOODWILL	244,756	239,520
INTANGIBLE ASSETS, NET	117,275	120,027
OTHER ASSETS	3,289	16,217

Total assets	$613,749	$623,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,322	$17,377
Accrued liabilities	29,733	41,757
Current maturities on capital lease obligations	792	1,081

Total current liabilities	43,847	60,215

CONVERTIBLE SUBORDINATED DEBENTURES	129,914	129,905
LONG TERM DEBT LESS CURRENT MATURITIES	447	476
DEFERRED INCOME TAXES	25,736	25,736
OTHER LIABILITIES	932	910

Total liabilities	200,875	217,242

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	386	385
Additional paid-in capital	350,302	347,183
Retained earnings	96,919	94,077
Accumulated other comprehensive income	8,738	8,854
Less:
Common stock held in treasury	(43,472)	(43,472)
Deferred compensation	—	(650)

Total stockholders’ equity	412,873	406,377

Total liabilities and stockholders’ equity	$613,749	$623,619

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEROLOGICALS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in thousands, except share and per share amounts)

	For the three months ended
	April 2, 2006	April 3, 2005
NET REVENUES	$55,028	$56,635
COST OF REVENUES	23,412	25,796

Gross profit	31,616	30,839
OPERATING EXPENSES:
Selling, general and administrative	19,888	20,293
Research and development	4,999	4,485
Amortization of intangibles	1,845	1,763
Impairment and exiting costs	845	—
Gain on sale of long-lived assets	(1,184)	—

OPERATING INCOME	5,223	4,298
Other expenses (income), net	(223)	101
Interest expense	1,812	1,803
Interest (income)	(312)	(288)

INCOME BEFORE INCOME TAXES	3,946	2,682
PROVISION FOR INCOME TAXES	1,105	778

NET INCOME	$2,841	$1,904

NET INCOME PER SHARE:
Basic	$0.08	$0.06

Diluted	$0.08	$0.05

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	34,129,372	34,580,700
Diluted	34,437,333	35,269,805

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEROLOGICALS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in thousands)

	For the three months ended
	April 2, 2006	April 3, 2005
OPERATING ACTIVITIES:
Net income	$2,841	$1,904

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,814	3,930
Gain on sale of long-lived assets	(1,184)	—
Equity-based compensation	1,220	39
Tax benefit from exercise of stock options	—	2,223
Other, net	(196)	68
Changes in operating assets and liabilities, net of acquisition of business:
Trade accounts receivable, net	28,220	13,068
Inventories	(8,642)	(2,338)
Other current assets	1,272	(1,140)
Accounts payable	(4,492)	(2,746)
Accrued liabilities	(11,083)	(14,551)
Other, net	—	(214)

Total adjustments	8,929	(1,661)

Net cash provided by operating activities	11,770	243

INVESTING ACTIVITIES:
Purchase of business, net of cash acquired	(7,357)	(6,830)
Purchases of property and equipment and intangibles	(18,374)	(2,904)
Purchases of short-term investments	(23,925)	(20,935)
Proceeds from sale of short-term investments	41,150	15,835
Proceeds from sale of long-lived assets	3,312	—
Restricted cash held in escrow	14,505	—
Other, net	(167)	—

Net cash provided by (used in) investing activities	9,144	(14,834)

FINANCING ACTIVITIES:
Payments on capital lease obligations	(324)	(813)
Excess tax benefit from exercise of stock options	156	—
Proceeds from issuance of common stock under equity-based plans	1,305	2,005

Net cash provided by financing activities	1,137	1,192

Effects of exchange rate changes on cash and cash equivalents	(217)	(46)

Net increase (decrease) in cash and cash equivalents	21,834	(13,445)
Cash and cash equivalents, beginning of period	21,227	33,024

Cash and cash equivalents, end of period	$43,061	$19,579

SUPPLEMENTAL DISCLOSURE:
Cash paid during the period for:
Interest paid, net of amounts capitalized	$3,015	$2,736
Income taxes paid	$1,863	$994
Non-cash investing and financing activities:
Accrued acquistion consideration	$99	$134
Accrued purchase of property and equipment	$269	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEROLOGICALS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

April 2, 2006 (UNAUDITED)

1.     ORGANIZATION AND BASIS OF PRESENTATION

Organization

Serologicals Corporation, a Delaware corporation, (together with its subsidiaries, “we”, “our”, the “Company” or “Serologicals”), with facilities in North America, Europe and Australia, is a global leader in developing and commercializing consumable biological products, enabling technologies and services in support of biological research, drug discovery and the bioprocessing of life-enhancing products. Our customers include major life science companies and leading research institutions involved in key disciplines, such as neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and stem cell research. In addition, we are the world’s leading provider of monoclonal antibodies for the blood typing industry. We report operating results in two business segments, “Research” and “Bioprocessing.” The operations of Celliance represent the Bioprocessing segment and the operations of Chemicon and Upstate represent the Research segment.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of Serologicals and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The accompanying statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the instructions to Form 10-Q of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The accompanying unaudited condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, considered necessary to present fairly Serologicals’ financial position, results of operations and cash flows at the dates and for the periods presented. Interim results of operations are not necessarily indicative of results to be expected for the full year. The interim financial statements should be read in conjunction with the audited consolidated financial statements as of January 1, 2006 and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended January 1, 2006.

Inventories

Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out basis. Market for inventories is replacement cost for raw materials or net realizable value for all other categories.

Inventories at April 2, 2006 and January 1, 2006 consisted of the following (in thousands):

	April 2, 2006	January 1, 2006
Raw materials	$7,545	$7,157
Work in process	25,484	21,999
Finished goods	34,686	30,262

	$67,715	$59,418

SEROLOGICALS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

April 2, 2006 (UNAUDITED)

Assets Held for Sale

Management classifies certain assets as held for sale based on criteria set forth in Statement of Financial Accounting Standards No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets.” At April 2, 2006, certain assets were held for sale, were not in service and are carried at their estimated net realizable value at January 1, 2006.

Assets held for sale at April 2, 2006 and January 1, 2006 consisted of the following (in thousands):

	April 2, 2006	January 1, 2006
Facilities in Lawrence, KS	$15,990	$—
Facilities in Lake Placid, NY	6,027	—
Facilities in Milford, MA	—	695

	$22,017	$695

Facilities in Lawrence, KS and Milford, MA are held in our Bioprocessing segment; Lake Placid, NY is held in our Research segment. The Company has engaged real estate brokers to handle these sales and has had discussions with several interested parties. The Company continues to evaluate the value of these assets as well as to pursue an orderly disposition of its assets held for sale. There can be no assurance if or when sales will be completed or whether such sales will be completed on terms that will enable the Company to realize the full carrying value of these assets.

Derivative Financial Instruments

In October 2003, the Company entered into interest rate swap agreements with the objective of converting $70.0 million principal amount of its Debentures to a variable interest rate based on the 6-month LIBOR rate at the end of each interest period plus a spread of 66 basis points. In June 2005, the Company terminated its interest rate swap agreements and received $0.1 million in cash proceeds.

The interest rate swaps were designated and qualified as fair value hedges in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivatives and Hedging Activities” and related interpretations and amendments. Accordingly, the portion of the Debentures hedged was adjusted by the fair value of the changes related to the swaps. In June 2005, the Company adjusted the swap values by marking-to-market the swaps so that they equaled the net proceeds received on the termination. The resulting net adjustment to the carrying value of the Debentures of $0.1 million will be accreted as additional interest expense over the remaining estimated life of the Debentures.

The carrying value of the Debentures at April 2, 2006 and January 1, 2006 is as follows (in thousands):

	April 2, 2006	January 1, 2006
Face value of Debentures	$130,000	$130,000
Unamortized discount on sale of swaps	(86)	(95)

Carrying value of Debentures	$129,914	$129,905

SEROLOGICALS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

April 2, 2006 (UNAUDITED)

Earnings per Share

Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding during the period. The calculation of diluted earnings per share is similar to basic earnings per share, except that net income is adjusted by the after-tax interest expense on the Debentures when they are dilutive and the weighted average number of shares includes the dilutive effect of stock options, stock awards, and the Debentures if converted. The Debentures were anti-dilutive for the three months ended April 2, 2006 and April 3, 2005 and, accordingly, were excluded from the calculation of diluted earnings per share.

The following table sets forth the calculation of basic and diluted earnings per share (in thousands, except per share amounts):

	April 2, 2006	April 3, 2005
Numerator:
Net income	$2,841	$1,904
Add back: interest expense on convertible debentures, net of income taxes	—	$—

Numerator for diluted earnings per share attributable to common stockholders	$2,841	$1,904

Denominator:
Basic earnings per share—weighted average shares outstanding	34,129	34,581
Effect of dilutive securities:
Stock options	232	615
Convertible debentures	—	—
Common stock awards	76	74

Diluted earnings per share—weighted average shares outstanding	34,437	35,270

Basic earnings per share	$0.08	$0.06

Diluted earnings per share	$0.08	$0.05

The following shares issuable under stock option agreements and the Debentures were excluded from the calculation of diluted earnings per share for the periods indicated due to their anti-dilutive effect (in thousands):

	Quarter Ended
	April 2, 2006	April 3, 2005
Stock options	41	40

Convertible debentures	8,790	8,790

SEROLOGICALS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

April 2, 2006 (UNAUDITED)

Comprehensive Income

The following table sets forth the calculation of comprehensive income for the periods indicated below (in thousands):

	Quarter Ended
	April 2, 2006	April 3, 2005
Net income, as reported	$2,841	$1,904
Other comprehensive income (loss):
Foreign currency translation adjustments	(116)	720

Comprehensive income	$2,726	$2,624

2.    EQUITY—BASED COMPENSATION

On January 2, 2006, we adopted, using the modified prospective application, SFAS 123(R), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options and shares purchased under an employee stock purchase plan (if certain parameters are not met), to be recognized in the financial statements based on their fair values and did not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123, “Accounting for Stock Based Compensation” (“SFAS 123”), as originally issued and Emerging Issues Task Force (“EITF”) 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

Upon our adoption of SFAS 123(R), we began recording compensation cost related to the continued vesting of all stock options that remained unvested as of January 2, 2006, as well as for all new stock option grants after our adoption date. The compensation cost to be recorded is based on the fair value at the grant date. The adoption of SFAS 123(R) did not have a material effect on our recognition of compensation expense relating to the vesting of restricted stock grants or on our performance share awards, which are considered liability awards. SFAS 123(R) required the elimination of unearned compensation (contra-equity account) related to earlier awards against the appropriate equity accounts effective upon our adoption.

Prior to the adoption of SFAS 123(R), cash flows resulting from the tax benefit related to equity-based compensation was presented in our operating cash flows, along with other tax cash flows, in accordance with the provisions of EITF 00-15, “Classification in the Statement of Cash Flows of the Income Tax Benefit Received by a Company upon Exercise of a Nonqualified Employee Stock Option,” (“EITF 00-15”). SFAS 123(R) superseded EITF 00-15, amended SFAS 95, “Statement of Cash Flows,” and requires tax benefits relating to excess equity-based compensation deductions to be prospectively presented in our statement of cash flows as financing cash inflows.

SEROLOGICALS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

April 2, 2006 (UNAUDITED)

The effect of adopting SFAS 123(R) on our income from operations, income before income taxes, net income, net cash provided by operating activities, net cash provided by financing activities, and basic and diluted earnings per share for the three-month period ended April 2, 2006, is as follows (in thousands, except per share data):

Income from operations, as reported	$5,223
Effect of adopting SFAS 123(R)	944

Income from operations, excluding the effect of adopting SFAS 123(R)	$6,167

Income before income taxes, as reported	$3,946
Effect of adopting SFAS 123(R)	944

Income before income taxes, excluding the effect of adopting SFAS 123(R)	$4,890

Net income, as reported	$2,841
Effect of adopting SFAS 123(R)	680

Net income, excluding the effect of adopting SFAS 123(R)	$3,521

Net cash provided by operating activities, as reported	$11,480
Effect of adopting SFAS 123(R)	944

Net cash provided by operating activities, excluding the effect of adopting SFAS 123(R)	$12,424

Net cash provided by financing activities, as reported	$679
Effect of adopting SFAS 123(R)	290

Net cash provided by financing activities, excluding the effect of adopting SFAS 123(R)	$969

Net income per share, as reported:
Basic	$0.08
Diluted	$0.08
Effect of adopting SFAS 123(R) on net income per share, basic and diluted	$0.02
Net income per share, excluding the effect of adopting SFAS 123(R) :
Basic	$0.10
Diluted	$0.10

Prior to our adoption of SFAS 123(R), we accounted for equity-based compensation under the provisions and related interpretations of Accounting Principles Board 25, “Accounting for Stock Issued to Employees” (“APB 25”). Accordingly, we were not required to record compensation expense when stock options were granted to our employees as long as the exercise price was not less than the fair market value of the stock at the grant date. In addition, we were not required to record compensation expense when we issued common stock under the Serologicals Corporation 2005 Stock Incentive Plan (“2005 Incentive Plan”), and the various Plans that preceded it, as long as the purchase price was not less than 85% of the fair market value of our common stock on the grant date. In October 1995, FASB issued SFAS 123, which allowed us to continue to follow the guidelines of APB 25, but required pro-forma disclosures of net income and earnings per share as if we had adopted the provisions of SFAS 123. In December 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of FASB 123,” which provided alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for equity-based employee compensation. We continued to account for equity-based compensation under the provisions of APB 25 using the intrinsic value method.

SEROLOGICALS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

April 2, 2006 (UNAUDITED)

Had compensation cost for our equity-based compensation plans been determined based on the fair value at the grant dates for awards under those plans in accordance with the provisions of SFAS 123, our net income and net income per share for the three-month period ended April 3, 2005, would have been as follows (in thousands, except per share data):

April 3, 2005
Net income as reported	$1,904
Deduct: Total incremental stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(872)

Pro forma net income	$1,032

Earnings per share:
Basic—as reported	$0.06

Basic—pro forma	$0.03

Diluted—as reported	$0.05

Diluted—pro forma	$0.03

Our net income for the three months ended April 2, 2006 includes $1.2 million of equity-based compensation expense and $0.4 million of income tax benefits related to these compensation arrangements. All of this expense was included in Selling, general and administrative expenses in the Consolidated Statement of Income. There were no equity-based awards made during the three months ended April 2, 2006. During the three months ended April 3, 2005, we did not recognize any material equity-based compensation in our statement of income.

As of January 2, 2006, we had four principal types of equity-based payment arrangements with our employees and non-employee directors: stock options, performance shares, restricted stock and employee stock purchase plans.

Stock Options

In the quarter ended April 2, 2006, we recognized equity-based compensation expense of approximately $0.8 million related to the vesting of stock options and the related tax benefit of approximately $0.3 million. As of April 2, 2006, we had approximately $9.6 million of nonvested stock options, which we will record in our statements of income over a weighted average recognition period of approximately 4.8 years. No stock option grants were awarded during the three months ended April 2, 2006. The following table summarizes the activity of stock options under our 2005 Incentive Plan, from January 2, 2006 to April 2, 2006:

	Number of Options	Weighted Average Remaining Term	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, January 2, 2006	2,212,663		$16.83
Granted	—		$—
Exercised	(61,482)		$16.88	$445,976
Canceled	(155,858)		$18.97

Outstanding, April 2, 2006	1,995,323	3.98 years	$18.33	$12,231,330

Options exercisable at April 2, 2006	811,201	2.75 years	$17.42	$5,714,359

SEROLOGICALS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

April 2, 2006 (UNAUDITED)

Performance Shares

We awarded performance share units to our senior management as part of their long-term, equity-based incentive compensation for fiscal 2005. We had not previously awarded performance share units. The units vest over two years, subject to our performance against pre-established targets, including the compound growth rate of consolidated revenues and earnings per share during the two-year period. Revenue growth comprises 55% of the performance goal and earnings per share comprise the remainder. The actual payout under these awards may vary based on our actual performance over the two-year performance period. The number of performance share units awarded was determined by dividing the value of the performance share units granted to each employee by the fair market value of a share of our common stock on May 11, 2005. These awards have been accounted for as liability awards under SFAS 123(R) because they are payable in either cash or common stock at the election of the participant. We record the liability for these awards at market value based on our best estimate of achieving the stated performance goal for the performance period at the end of each quarter in the performance period. During the first quarter ended April 2, 2006, no new performance shares were awarded. We recognized $0.2 million in equity-based compensation expense and $0.1 million of income tax benefits related to this compensation arrangement in the three months ended April 2, 2006. We have an accrued liability of $0.6 million at April 2, 2006, which if earned, would be payable in the first quarter of 2007. The following table summarizes the activity of equity-based payment arrangements under our performance share award plan, from January 2, 2006 to April 2, 2006:

	Number of Performance Shares	Grant Date Fair Value	Aggregate Intrinsic Value
Outstanding, January 2, 2006	98,231
Granted	—
Exercised	—
Canceled	(6,609)

Outstanding, April 2, 2006	91,622	$21.39	$2,241,074

SEROLOGICALS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

April 2, 2006 (UNAUDITED)

Restricted Stock

Periodically the Company has awarded restricted common stock and restricted stock units to eligible key employees under our 2005 Incentive Plan. These awards have restriction periods tied primarily to employment and service. The awards are recorded at fair market value on the date of the grant as unearned compensation and compensation expense is recognized over the restriction period on a straight- line basis, net of forfeitures. In the three months ended April 2, 2006, equity-based compensation expense related to the vesting of restricted stock was immaterial. As of April 2, 2006, we had approximately $0.4 million of nonvested restricted stock which we will record in our statement of operations over a weighted average recognition period of approximately 2.9 years. The following table summarizes the activity of equity-based payment arrangements under restricted awards from January 2, 2006 to April 2, 2006:

	Number of Restricted Shares	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Outstanding, January 2, 2006	29,939	$23.37
Granted	—	$—
Vested	(1,623)	$22.56	$39,699
Canceled	(6,377)	$22.62

Outstanding, April 2, 2006	21,939	$23.66

Employee Stock Purchase Plans

The Company has two employee stock purchase plans, one for employees based in North America (the “US Purchase Plan”) and one for employees based in the United Kingdom (the “UK Plan”). Both plans allow employees to purchase shares of the Company’s common stock through a payroll deduction program. Participants in the US Purchase Plan may have up to 25% of their compensation withheld to purchase shares at a price equal to 85% of the lower of the closing price on the first or last day of each successive three-month purchase period. Participants in the UK Plan may have up to 10% of their compensation withheld to purchase shares of the Company’s common stock at the lower of fair market value at the beginning of the accumulation period or the acquisition date, as defined in the UK Plan. The Company matches 1 share for every 6 shares purchased in an accumulation period by participants in the UK Plan. Participants in the UK plan are required to hold these matching shares for a period of at least 3 years. During the three months ended April 2, 2006, in accordance with the provisions of SFAS 123(R), we recognized $0.1 million in equity-based compensation for these Plans. No equity-based compensation was recognized prior to the adoption of SFAS 123(R).

SEROLOGICALS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

April 2, 2006 (UNAUDITED)

3.    ACQUISITIONS

Cytomyx, Ltd

On March 31, 2006, the Company completed the acquisition of Cytomyx Ltd., a wholly owned subsidiary of Cytomyx Holdings Plc (AIM: CYX). Based in Cambridge, U.K., Cytomyx Ltd. is a leading provider of ion channel cell lines and drug discovery services. With 23 distinct ion channel cell lines commercially available, and more in its pipeline, Cytomyx Ltd. offers the largest portfolio of distinct ion channel cell lines in the marketplace today. The Company acquired all of the outstanding stock of Cytomyx for $7.0 million in cash. The Cytomyx acquisition provides a number of important strategic additions for our Research segment; most significantly, its products extend the Company’s drug discovery profiling portfolio.

The results of Cytomyx were not material to the results of operations for the three months ended April 2, 2006 or April 3, 2005; accordingly, no pro forma disclosure is presented.

The components of the purchase price were (in thousands):

Cash paid	$7,000
Direct costs	375
Other liabilities assumed	806

$8,181

The Company has not completed its valuation of the fair market value of the underlying assets acquired; however, at April 2, 2006 the preliminary summary allocation of assets acquired was as follows (in thousands):

Current assets	$618
Property and equipment	931
Other assets	105
Intangibles, principally goodwill	6,527

$8,181

Changes in Goodwill arising from acquisition activity during the three months ended April 2, 2006 were as follows (in thousands):

Balance, January1, 2006	$239,520
Cytomyx acquisition	6,505
Acquisition Earnout	99
Settlement of Chemicon indemnification claims	(1,368)

Balance, April 2, 2006	$244,756

SEROLOGICALS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

April 2, 2006 (UNAUDITED)

The Company has accounted for its plans of integration and exiting of certain activities arising from its previous acquisitions of Chemicon and Upstate in accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination”. Changes in accrued acquisition and business integration costs for these acquisitions during the three months ended April 2, 2006 were as follows (in thousands):

Chemicon:

	Original amount recorded	Prior year amounts paid	Balance at January 1, 2006	Amounts paid	Balance at April 2, 2006
Facility closure	$1,250	$(46)	$1,204	$—	$1,204
Other	503	(49)	454	(57)	397

	$1,753	$(95)	$1,658	$(57)	$1,601

Upstate:

	Original amount recorded	Prior year amounts paid	Balance at January 1, 2006	Amounts paid	Balance at April 2, 2006
Severance and relocation cost	$2,209	$(1,199)	$1,010	$(556)	$454
Facility closure	1,606	(440)	1,166	(118)	1,048
Other	651	(375)	276	—	276

	$4,466	$(2,014)	$2,452	$(674)	$1,778

4.    IMPAIRMENT AND EXITING COSTS

As a result of the Company’s ongoing plant consolidation and rationalization initiatives, in January 2006 the Company announced a plan to rationalize, integrate and align the resources of the Company’s Bioprocessing segment. This rationalization program includes workforce reduction, impairment of certain facilities, and other charges. The expected completion of the program is anticipated to occur in the first quarter of 2007. The Company recorded a charge for impairment and exiting costs in its statement of income for its fiscal year ended January 1, 2006. During the three months ended April 2, 2006, the rationalization program resulted in an additional charge of $0.8 million for certain non-impairment related costs incurred primarily for workforce reduction and other miscellaneous exit costs.

A summary of impairment and exiting costs recognized in the three months ended April 2, 2006 and the accrued liability associated with the exiting plan at April 2, 2006, consisted of the following (in thousands):

	Workforce Reduction	Lease Term. Costs	Other Exit Costs	Total
Balance at January 1, 2006	$1,016	$205	$3,965	$5,186
Additional charges in the three months ended April 2, 2006	643	—	201	844
Payments	(1,286)	(205)	(660)	(2,151)

Balance at April 2, 2006	$373	$—	$3,506	$3,879

SEROLOGICALS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

April 2, 2006 (UNAUDITED)

The remaining accrued liabilities at April 2, 2006 are expected to be paid through the first quarter of 2007.

5.    GAIN ON SALE OF LONG-LIVED ASSETS

On January 13, 2006, the Company completed the sale of its diagnostic production facility and distribution warehouse based in Milford, MA for cash proceeds of $3.3 million. The Company recorded a gain on the sale of approximately $1.2 million in the first quarter of 2006.

6.    SEGMENT INFORMATION

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”), defines operating segments to be those components of a business for which separate financial information is available that is regularly evaluated by management in making operating decisions and in assessing performance. SFAS No. 131 further requires that segment information be presented consistently with the basis and manner in which management internally disaggregates financial information for the purposes of assisting in making internal operating decisions.

We report operating results in two business segments, “Research” and “Bioprocessing.” The operations of Celliance represent the Bioprocessing segment and the operations of Chemicon and Upstate represent the Research segment.

Our Research segment sells a broad range of research products, including specialty reagents, kits, antibodies and molecular biology tools to research customers working in the areas of neuroscience, infectious disease, oncology, stem cell research and cell signaling. We are also a leading supplier of monoclonal antibodies, conjugates, antibody blends and molecular and cell biology-based detection kits for use in diagnostic laboratories. In addition, we are one of the leading suppliers of tools for kinase research and one of the leading providers of drug discovery services to pharmaceutical companies targeting kinase biology-based drugs. We market our research products and services under our Chemicon® and Upstate® brand names.

Our Bioprocessing segment sells a variety of cell culture products, including highly purified proteins and tissue culture media components. These products are used primarily by biopharmaceutical and biotechnology companies as nutrient additives in cell culture media. One of our most significant products within the Bioprocessing segment is EX-CYTE®, a patented serum-free solution of cholesterol, lipoproteins and fatty acids. EX-CYTE® is used, in combination with other cell culture supplements, to reduce or replace animal serum in cell culture processes. We also provide a range of serum-based products in this segment, including Bovine Serum Albumin (“BSA”), under the brand name “Probumin™”, for which we are the world’s leading supplier. We also sell recombinant human insulin, under the brand name of “Incelligent™”, for use as a media supplement. This segment also manufactures and sells monoclonal antibodies, under the brand name “MonoSera™”, that are used in products such as blood typing reagents and in controls for diagnostic tests for certain infectious diseases. We believe these products comprise the world’s most comprehensive range of commercially available human monoclonal antibodies for blood typing.

SEROLOGICALS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

April 2, 2006 (UNAUDITED)

The Company’s senior management utilizes multiple forms of analysis of operating and financial data to assess segment performance and to make operating decisions with respect to the segments. The Company’s segment information for the three months ended April 2, 2006 and April 3, 2005 was as follows (in thousands):

	Quarter ended April 2, 2006
	Research	Bioprocessing	Corporate	Total
Net revenues	$34,920	$20,108	$—	$55,028
Cost of revenues	13,582	9,830	—	23,411

Gross Profit	21,338	10,278	—	31,617
Selling, general and administrative expenses	12,695	2,884	4,309	19,888
Research and development	4,141	375	483	5,000
Amortization	1,592	253	—	1,845
Impairment and exiting costs	—	727	118	845
Gain on sale of long-lived assets	—	(1,184)	—	(1,184)

Operating income (loss)	2,910	7,223	(4,910)	5,223
Other expense (income), net	(180)	(45)	2	(223)
Interest expense(income), net	5	(23)	1,518	1,500

Income (loss before income tax)	$3,085	$7,291	$(6,430)	$3,946

Assets at April 2, 2006	$409,132	$162,724	$41,893	$613,749

	Quarter ended April 3, 2005
	Research	Bioprocessing	Corporate	Total
Net revenues	$32,161	$24,474	$—	$56,635
Cost of revenues	11,860	13,936	—	25,796

Gross Profit	20,301	10,538	—	30,839
Selling, general and administrative expenses	11,892	3,861	4,540	20,293
Research and development	3,430	815	240	4,485
Amortization	1,486	277	—	1,763

Operating income (loss)	3,493	5,585	(4,780)	4,298
Other expense (income), net	88	13	—	101
Interest expense(income), net	28	(41)	1,528	1,515

Income (loss before income tax)	$3,376	$5,613	$(6,308)	$2,682

Assets at April 3, 2005	$375,683	$190,407	$64,373	$630,462

7.    SUBSEQUENT EVENTS

Acquisition of Serologicals by Millipore Corporation

On July 14, 2006, Millipore Corporation, located in Billerica, Massachusetts, through its wholly owned subsidiary, Charleston Acquisition Corp, acquired Serologicals. Shareholders of Serologicals received $31.55 in cash for each share of Serologicals common stock they owned. The total value of the transaction, including the assumption of Serologicals debt outstanding at closing, is approximately $1.5 billion.

SEROLOGICALS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

April 2, 2006 (UNAUDITED)

Linco Acquisition

On May 2, 2006, the Company acquired all the issued and outstanding common stock of Linco Research, Incorporated (“LRI”) and LINCO Diagnostic Services, Inc. (“LDS”). The acquisition of LRI and LDS was effected pursuant to that certain Stock Purchase Agreement, dated as of March 23, 2006 (the “Stock Purchase Agreement”), among the Company and The Ronald L. Gingerich Revocable Living Trust dated May 23, 1995 (the “Trust”) and Mr. Ronald L. Gingerich. Pursuant to the Stock Purchase Agreement, the Company paid the Trust approximately $47.9 million, representing the adjusted base purchase price of $65.2 million, less approximately $4.5 million, which was placed in escrow to secure the Trust’s indemnification obligations to the Company, and $12.8 million, which was applied to the repayment of the indebtedness of LRI and LDS and to payment of transaction costs.

Simultaneously with the closing of the acquisition of LRI and LDS, the Company purchased three parcels of improved real estate that were leased by LRI and LDS. We acquired the real estate pursuant to a definitive Purchase and Sale Agreement with Paragon Properties, L.C., and an affiliate of Mr. Ronald L. Gingerich. We paid approximately $10.3 million for this real estate.

New credit facility

On May 2, 2006, the Company entered into a new $100.0 million credit agreement with a bank syndicate consisting of a $50.0 million six-year term loan and a $50.0 million six-year revolving credit facility, which replaced our existing $45.0 million revolving credit facility. The Revolver has an on-demand commitment upsize, which would increase the total available to $100.0 million. The Company used the proceeds of the $50.0 million term loan, $25.0 million advanced pursuant to the revolving credit facility and cash on hand to finance the acquisition of LRI and LDS. The term loan is repayable in twenty-three consecutive quarterly principal installments commencing on September 30, 2006, as follows: three installments each in the amount of $1.7 million; four installments each for $1.3 million; eight installments each for $1.9 million; four installments each for $2.5 million; and four installments each for $3.8 million. Loans under the credit agreement bear interest payable quarterly at a floating rate of interest determined by reference to a base rate or to Eurodollar interest rates, plus a margin. The margin, determined from a price grid in the credit agreement, on base rate loans ranges from 0.0% to 0.875%. The margin on Eurodollar loans ranges from 1.0% to 1.875%. Serologicals is required to pay a commitment fee with respect to the unused amount of the revolving credit facility ranging from 0.225% to 0.450%. The applicable margins and commitment fees are subject to adjustment on future adjustment dates based on the consolidated leverage ratio of Serologicals on the adjustment dates. The Company’s obligations under the credit agreement have been guaranteed by all of its U.S. subsidiaries. The Company’s obligations and the subsidiaries’ guarantees are secured by substantially all of their respective personal property. The credit agreement contains certain financial covenants that require the maintenance of a minimum fixed charge coverage ratio and maximum leverage and senior debt ratios. Furthermore, under the terms of the credit agreement there are covenants imposing limitations on indebtedness, liens, acquisitions and other investments, disposition of property, repurchasing common stock and our ability to pay dividends.

The Company may prepay the indebtedness outstanding under the credit agreement at any time, in whole or in part, without premium or penalty. We believe the debt will be repaid simultaneously with the closing of the transaction contemplated by the Merger Agreement.